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                                                                      Exhibit 99

Media Relations:                             For Immediate Release
Charles E. Coleman  (626) 304-2014
communications@averydennison.com

Investor Relations:
Cynthia S. Guenther  (626) 304-2204
investorcom@averydennison.com


                      AVERY DENNISON TO ACQUIRE JACKSTADT,
                              GLOBAL SELF-ADHESIVE
                             MATERIALS MANUFACTURER


     PASADENA, Calif. and WUPPERTAL, Germany - September 7, 2001 - Avery Dennison Corporation and Jackstadt GmbH today announced a definitive agreement for Avery Dennison (NYSE/PCX: AVY) to acquire Jackstadt's pressure-sensitive adhesive materials business, which had consolidated revenues in 2000 of DEM 888 million, or approximately $400 million. Jackstadt is a highly respected manufacturer of pressure-sensitive adhesive materials based in Germany.

     "The combination of our two companies, both industry pioneers, will create value for Avery Dennison shareholders, while providing substantial benefits for customers and new opportunities for employees of both companies. The combined company will continue to invest in the development of new products and enhanced services, benefiting both Avery Dennison and Jackstadt customers on a global basis. We will be able to build on the outstanding reputations of quality and service enjoyed by both Avery Dennison's Fasson brand and Jackstadt's JAC brand of pressure-sensitive products," said Philip M. Neal, chairman and chief executive officer of Avery Dennison.

     "With strong, longstanding customer relationships, excellent technology and a tradition of quality products, Jackstadt will enhance Avery Dennison's core pressure-sensitive materials business," Neal continued. "Jackstadt will complement our activities in key areas - Asia, Latin America and Europe - and will especially enhance our ability to grow in Eastern Europe."

     The all-cash transaction is expected to be accretive to Avery Dennison earnings by the second year after the transaction closes. Other terms of the transaction were not disclosed, pending completion of the acquisition.

     The transaction is subject to a number of closing conditions, including regulatory approvals at the national level, and is expected to close during the fourth quarter of 2001. During this time, the two companies will continue to operate independently.
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     "Our management and employees have built one of the truly prominent companies in our industry over the past 50 years," said Dr. h.c. Werner Jackstadt, chairman of Jackstadt GmbH. "We are pleased that the JAC brand name, headquarters and principal business operations will play a continuing role in Avery Dennison's future."

     Jackstadt, which has generated approximately 10.7 percent compound annual growth in revenues since 1996, offers more than 500 pressure-sensitive materials products to its global customer base. Headquartered in Wuppertal, Germany, which is located near Dusseldorf, Jackstadt generates approximately 80 percent of its sales outside of Germany.

     The companies said the acquisition is expected to accelerate revenue growth, while achieving cost savings as a result of greater efficiencies in purchasing and manufacturing, as well as supply, distribution and information systems. The combination is also expected to benefit from greater efficiencies in working capital management, leading to improved cash flow.

     Jackstadt, the world's largest privately-held manufacturer of self-adhesive materials, was founded in 1920 as a fine paper wholesale business supplying the German printing industry. The company began producing self-adhesive papers in 1949. Today, Jackstadt operates 10 manufacturing facilities worldwide and employs a workforce of 2,140 employees, approximately half of which are based in Germany. The company serves customers through subsidiaries in 20 countries around the world.

     Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Founded in 1935, the Company had 2000 sales of $3.9 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, battery labels, reflective highway safety products, automated retail tag and labeling systems, and specialty tapes and chemicals. Based in Pasadena, Calif., the company employs 17,900 individuals in 200 manufacturing and sales facilities in 40 countries around the world.
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                           Forward-Looking Statements
                           --------------------------

     Certain information presented in this news release may constitute "forward-looking" statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials, foreign exchange rates, worldwide and local economic conditions, successful integration of acquired companies, financial condition of customers, fluctuations in demand affecting sales to customers and other matters referred to in the Company's SEC filings.